Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Christa Segalini
(201) 465-8021
csegalini@beckermanpr.com

THE LIGHTSTONE GROUP

The Lightstone Value Plus Real Estate Investment Trust, Inc. Acquires The Plaza at DePaul in Bridgeton, Missouri.

NEW YORK, N.Y. (Nov. 28, 2011) – The Lightstone Value Plus Real Estate Investment Trust, Inc. (“LVPR”) today announced that, on November 22, 2011, it acquired The Plaza at DePaul, a 193,543-square-foot retail center in Bridgeton, Missouri, from DePaul 2002, LLC, an affiliate of St. Louis, Missouri-based The Love Companies.  The Love Companies originally developed and managed The Plaza at DePaul. The $19.8-million acquisition was financed with a CMBS loan assumption of $11.8 million.

Located at the intersection of St. Charles Rock Road and McKelvey Road, The Plaza at DePaul is situated adjacent to the DePaul Hospital complex. The property is anchored by Kohl’s Department Store, and features several other well-performing, prominent retailers. Kohl’s recently remodeled its store and executed a 10-year lease extension.

“LVPR viewed this acquisition as an opportunity to obtain a well-located, proven center, in a thriving area at the doorstep of a major regional medical center, “ stated David Lichtenstein, chairman of LVPR and the Lightstone Group. “Having a best-in-class national retailer such as Kohl’s as a long-term tenant will be a major draw for current and prospective tenants.”

Additionally, Walmart is opening a Supercenter within a half-mile of the center, which will further solidify the retail sub-market. Lightstone plans to perform cosmetic enhancements to the site as well.

“We see a tremendous upside potential at The Plaza at DePaul,” added Akiva Elazary, The Lightstone Group’s Vice President of Investments. ”Our future plans include leasing up existing vacancies, upgrading the existing tenant base, as well as exploring potential outparcel opportunities.”

To learn about leasing opportunities at The Plaza at DePaul, please contact Rick Meyer of Pace Properties at 314-785-7643 or rmeyer@paceproperties.com.

About LVPR

LVPR is a non-traded REIT sponsored by The Lightstone Group (“Lightstone”).  Founded in 1988 by David Lichtenstein, Lightstone has grown to become one of the largest privately held real estate companies in the United States.  Its diversified portfolio of industrial, office, retail and residential real estate assets includes 10 million square feet of commercial space and more than 8,000 multifamily units in 20 states and Puerto Rico.

The Lightstone Group manages its business through operating platforms, each focused on a specific real estate asset class.  Headquartered in New York, The Lightstone Group employs more than 500 professionals.  For more information, visit www.lightstonegroup.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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